Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated December 12, 2008, relating to the consolidated financial statements and financial statement schedules of BWAY Holding Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)), appearing in the Annual Report on Form 10-K of BWAY Holding Company and subsidiaries for the year ended September 28, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

September 8, 2009